Exhibit 10.3

WK Kellogg Co

2023 Long-Term Incentive Plan

FORM OF PERFORMANCE STOCK UNIT TERMS AND CONDITIONS

WK Kellogg Co (“WK”) is offering to grant you (the “Participant”) a Performance Stock Unit (“PSU”) award under WK’s 2023 Long-Term Incentive Plan (as amended from time to time, the “Plan”). There are a number of terms and conditions associated with this award, including non-competition, non-solicitation, non-disparagement and confidentiality obligations, which are set forth in this terms and conditions document. The Participant may accept or reject this award, and these terms and conditions, by following the process provided by WK. If the Participant does not accept or reject this award and its terms and conditions by the end of the acceptance window established by WK, the Participant will be deemed to have accepted this award and these terms and conditions.

The Participant should review these terms and conditions carefully and are encouraged to consult an attorney before agreeing to any of these provisions, including but not limited to the non-competition, non-solicitation, non-disparagement and confidentiality obligations.

Capitalized terms used, but not otherwise defined herein, shall have the meaning set forth in the Plan.

1.

Awards: PSU awards are typically granted to Participants upon the approval of the Compensation and Talent Management Committee of the Board of Directors of WK (the “Committee”). The PSUs will be earned on the Vesting Date (as defined below) as determined by the Board of Directors of WK (the “Board”), with any unearned PSUs being forfeited without notice on the Vesting Date. The performance measures are Organic Three-Year Net Sales Growth and Aggregate Free Cash Flow over a [●]-year period as described in the Long-Term Incentive Plan Guide effective for awards made in [●].

2.	Grant Date: [●] (the “Grant Date”).

3.	Performance Period: WK’s [●] fiscal years.

4.

Vesting: PSUs are earned and vest on the Board meeting that occurs closest to the [●] anniversary of the Grant Date, which Board meeting shall occur in the same calendar year as the [●] anniversary of the Grant Date, provided the recipient remains continuously employed from the Grant Date through such date (the “Vesting Date”), except as otherwise provided herein.

In the case of the termination of a Participant’s employment due to such Participant’s Retirement prior to the Vesting Date (as defined below), PSUs granted more than one year prior to the Participant’s retirement will vest in accordance with their applicable vesting schedule in accordance with the Performance Measures above (provided, however, the Participant shall have been actively employed for a minimum of one year following the Grant Date and prior to the date of Retirement); PSUs granted less than one year prior to the Participant’s retirement shall be immediately forfeited upon such termination of

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employment. Participants will forfeit, without further notice and effective as of their date of termination, any unvested PSUs if their employment terminates prior to the Vesting Date for any reason other than death, Disability or Retirement. For the avoidance of doubt, the Committee retains the discretion to provide for full acceleration of a participant’s PSUs upon such participant’s termination of employment due to Retirement.

“Retirement” under this terms and conditions document shall have the same meaning as early retirement under- a defined benefit pension plan of WK or any of its subsidiaries (collectively, the “Company”). If the Participant does not participate in a defined benefit pension plan of the Company, Retirement means that the Participant terminates employment with the Company on or after the Participant has attained age 55 with at least five years of service with the Company and the Participant’s combined age and years of service equal at least 65. For example, a Participant who has attained age 55 and 7 months and who has 9 years and 8 months of service will have a combined age and service over 65.

Upon the termination of the Participant’s employment due to the Participant’s death or Disability prior to the Vesting Date, all outstanding PSUs subject to this award will fully vest immediately, and will be considered fully earned and will be payable in full, with all applicable Performance Goals deemed achieved at the applicable target level effective as of the Participant’s death or as of the date the Participant’s employment was terminated by the Company due to the Participant’s Disability, as applicable.

5.

Non-Solicitation: As a condition for receipt of this PSU award, and in consideration of the compensation and benefits provided pursuant to this PSU award, the sufficiency of which is hereby acknowledged, acceptance of this PSU award is agreement by the Participant that during the Participant’s active employment and, thereafter, for a period of 18 months, the Participant shall not, without the prior written consent of the Chief Legal Officer, directly or indirectly, employ, solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), or otherwise encourage to leave the Company, any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company. Nothing in this agreement will prohibit the hiring of any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company, so long as the solicitation of the person was initiated through publicly available advertisements.

6.

Non-Disparagement of the Company: As a condition for receipt of this PSU award, and in consideration of the compensation and benefits provided pursuant to this PSU award, the sufficiency of which is hereby acknowledged, acceptance of this PSU award is agreement by the Participant that during the term of the Participant’s active employment and thereafter, the Participant will not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, acceptance of this award is not intended to prevent or inhibit the Participant from filing a charge or a complaint with a government agency or otherwise participating in or assisting a government investigation. In addition,

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to the extent required by Public Law 117-224, this non-disparagement provision shall not be enforceable with respect to any “sexual harassment dispute” or “sexual assault dispute” (as those terms are defined in Public Law 117-224) arising after the date the Participant accepts this award.

7.

Non-Competition: If a Participant voluntarily leaves employment of the Company within one year of the Vesting Date (or an earlier date on which the PSUs vest otherwise in accordance with this terms and conditions document) to work for a direct competitor of the Company, then the value of the PSUs on the Vesting Date (or an earlier date on which the PSUs vest otherwise in accordance with this terms and conditions document), less any tax withholding or tax obligations, but without regard to any subsequent market price decrease or increase (the “Net PSU Proceeds”), shall be immediately due and payable in cash by the Participant, without notice, to the Company. For purposes of this PSU award (i) “a direct competitor of the Company” means any person, firm, partnership, corporation or other business or entity that sells any of the Products (as defined below) in the Restricted Territory (as defined below) and any retailer that sells a private label version of any of the Products in the Restricted Territory; or any affiliate or successor to any such company, (ii) “Products” means ready-to-eat cereal, hot cereal, muesli, granola, cereal-based snacks and cookies and other food and beverage products, or any other product which the Company manufactures, distributes, sells or markets during the Participant’s employment with the Company, and (iii) “Restricted Territory” means any territory, region, country or state where the Participant worked or otherwise provided services or had a significant presence or influence during the Participant’s employment or service relationship with the Company. Notwithstanding the foregoing, nothing in this Section 7 shall prohibit the Participant from being employed by or otherwise providing services to a direct competitor of the Company (i) in a capacity that is not the same as or similar to any capacity in which the Participant worked for the Company or (ii) exclusively in connection with a business line of a business or entity competing with the Company that is wholly unrelated to the Products and the confidential information which the Participant received or accessed, including as set forth in Section 8.

8.

Preservation of Company Confidential Information: As a condition for receipt of this PSU award, and in consideration of the compensation and benefits provided pursuant to this PSU award, the sufficiency of which is hereby acknowledged, acceptance of this PSU award is agreement by the Participant that the Participant will not (without first obtaining the prior written consent in each instance from the Company), during the term of the Participant’s employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation (other than agents or representatives of the Company in furtherance of the Participant’s duties), any information received directly or indirectly from the Company or acquired or developed in the course of the Participant’s employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

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9.

Change of Control: In the event of a Change of Control before the Vesting Date and this PSU award has not been assumed or replaced by a Substitute Award, all outstanding PSUs subject to this award will fully vest immediately as of the Change of Control, will be considered fully earned and will be payable in full, with all applicable Performance Goals deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee no later than the date of the Change of Control, taking into account performance through the latest date preceding the Change of Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period), as promptly as practicable following the Change of Control if the awards have not been assumed or replaced by a Substitute Award.

An award will qualify as a Substitute Award if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Committee, preserves the existing value of the then outstanding portion of this PSU award at the time of the Change of Control and provide vesting, settlement terms, performance goals and performance period, as applicable, that are at least as favorable to Participants as vesting, payout terms applicable to this PSU award, performance goals and performance period applicable to the PSUs (including the terms and conditions that would apply in the event of a subsequent Change of Control).

If and to the extent this PSU award is assumed by a successor corporation (or affiliate, person or other entity thereto) or is replaced with a Substitute Award, then such Substitute Award shall remain outstanding and be governed by its respective terms and the provisions of the applicable plan.

The Committee may make additional adjustments or settlements of outstanding PSU awards, including this award as it deems appropriate and consistent with the Plan’s purposes, including adjustments related to adverse tax consequences for Participants or the Company.

10.

Settlement: As soon as administratively possible after the Vesting Date, or the Change of Control, whichever is applicable, but in any event within the same calendar year as the Vesting Date or the Change of Control, the number of net shares of the Common Stock earned will be deposited into a Merrill Lynch account. After the shares of Common Stock are deposited following the Vesting Date or the Change of Control, Participants can contact Merrill Lynch at 1-888-869-5856 for customer service.

11.

Dividends: If cash dividends are declared and paid on Common Stock prior to the date the Performance Stock Unit award is vested and settled, an amount equal to the cash dividends payable on the Common Stock represented by the Performance Stock Unit award will be converted as of the dividend payment date to the equivalent number of whole shares of Common Stock, including fractional shares, and credited to a bookkeeping account maintained for the Participant’s benefit (“Dividend Equivalent Units”). Cash dividends declared and paid on the Common Stock represented by Dividend Equivalent Units prior to the date the Dividend Equivalent Units are vested shall also be credited to the Participant’s account and converted to Common Stock in the same manner as dividends

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with respect to PSU awards. Upon the vesting of the PSUs, the amount of Dividend Equivalent Units that vest will be adjusted in the same manner as the corresponding PSUs and be paid in shares of Common Stock (rounded up to the nearest whole number of shares). If the PSUs are prorated as the result of the Participant’s termination due to the Participant’s death, Disability or Retirement, the Dividend Equivalent Units will vest in the same proportion that the corresponding PSUs vest. Dividend Equivalent Units attributable to forfeited PSUs shall also be forfeited.

12.

Voting: PSUs are not entitled to any voting rights until after they are vested and shares of Common Stock are deposited in a Merrill Lynch account for the Participant (net of taxes). As soon as administratively possible after that occurs, the Participant will be entitled to voting rights on such shares of Common Stock.

13.

Taxes: Taxes will be due when the PSUs vest based on the Fair Market Value of the shares on the applicable vesting date. This amount, considered taxable compensation, will be included in appropriate tax forms for the Participant, for example, W2 income for U.S. employees and T4 income for Canadian employees. Participants are required to pay all withholding taxes as a condition to settlement of the PSUs. Withholding taxes may be settled in cash (including through a broker assisted cashless exercise) or, if permitted and communicated by the Company before the settlement date, by deducting shares of Common Stock issuable to the Participant upon the settlement of the PSUs. The Company may require the Participant to direct a broker, upon the vesting or settlement of the PSUs, to sell a portion of the shares subject to the PSUs determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of the Company and to remit an amount equal to such tax withholding obligations to the Company in cash. The Fair Market Value of any shares of Common Stock withheld to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). Taxes include, but are not limited to, Federal or national, social insurance or FICA taxes, state and local, if applicable, and as required by local requirements. FICA taxes may be due before the settlement date for U.S. and Puerto Rico Participants who are Retirement eligible.

14.

Communication: Target awards will be communicated to Participants during the salary planning communication in [●]. Participants will receive confirmation of the actual number of PSUs earned during the [●] calendar year.

15.

Share Registration: Upon the depositing of the shares of Common Stock in the Merrill Lynch account, the shares of Common Stock will be registered in the Participant’s name. Participants can change the registration of the shares by calling Merrill Lynch.

16.

Disposition at Vesting: After the shares of Common Stock are deposited in the Merrill Lynch account in the Participant’s name, the Participant can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the Participant or

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have the shares electronically transferred to another broker. Certain fees may apply to selling or transferring shares – contact Merrill Lynch for details.

17.

Benefits: PSU grants or vesting income will not be included in earnings for the purposes of determining benefits, including pension, defined contribution retirement, disability, life insurance and other survivor benefits.

18.

Insiders: After the PSUs vest and the net shares of Common Stock are deposited in the Participant’s Merrill Lynch account, any Participant who is an insider cannot dispose of the shares of Common Stock without prior approval of the Legal & Compliance Department.

19.

Tax and Legal Issues: Prior to vesting and settlement, WK reserves the right to replace PSUs granted with a cash equivalent benefit if there are any adverse tax or legal consequences for either the Participant or the Company related to the ownership of WK shares (generally for Participants outside North America).

20.

Recoupment: If, at any time (including after the applicable vesting date or after settlement), the Committee, including any person authorized pursuant to Section 3.2 of the Plan (an “Authorized Officer”):

(a)

reasonably believes that a Participant has engaged in “Detrimental Conduct” (as defined below), the Committee or an Authorized Officer may suspend the Participant’s participation in this PSU award pending a determination of whether the Participant has engaged in Detrimental Conduct;

(b)

determines that a Participant has engaged in Detrimental Conduct, then the grant of PSUs under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which the Participant engages in such Detrimental Conduct, unless terminated sooner by operation of another term or condition of this PSU award or the Plan; and/or

(c)

determines the Participant has engaged in Detrimental Conduct, then the Participant may be required to repay to the Company, in cash and upon demand, any payment in shares from any PSU award made during and after the year in which the Detrimental Conduct occurred.

The return of PSU payment under paragraph (c) is in addition to and separate from any other relief available to the Company due to the Participant’s Detrimental Conduct.

“Detrimental Conduct” means conduct that is contrary or harmful to the interest of the Company, including, but not limited to, (i) conduct relating to the Participant’s employment for which either criminal or civil penalties against the Participant may be sought, (ii) breaching the Participant’s fiduciary duty or deliberately disregarding any of the Company’s policies or code of conduct, (iii) violating the Company’s insider trading policy or the commission of an act or omission which causes the Participant or the Company to be in violation of federal or state securities laws, rules, regulations, and/or the rules of any exchange or association of which the Company is a member, including

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statutory disqualification, (iv) disclosing or misusing any confidential information or material concerning the Company, (v) participating in a hostile takeover attempt of the Company, (vi) engaging in an act of fraud or intentional misconduct during the Participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements, or (vii) conduct resulting in a financial loss to the Company even though the Company is not required to or does not actually restate all or any portion of its financial statements.

For a Participant who is an executive officer for purposes of Section 16 of the Exchange Act, any determination of whether the Participant has engaged in an act of fraud or intentional misconduct during the Participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements shall be made by the Committee and shall be subject to the review and approval of the Board of Directors.

If, at any time, the Company determines that a Participant has breached the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this PSU award, the Participant will be obligated, to the maximum extent permitted by law, to reimburse the Company for the Net PSU Proceeds paid to the Participant pursuant to this PSU award. By accepting this PSU award, the Participant also agrees and acknowledges that if the Participant breaches the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this PSU award, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. The Participant therefore agrees that, if the Participant breaches the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this PSU award, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage. If this PSU award has not vested on the date the Company determines the Participant breached the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this PSU award, this PSU award shall be forfeited by the Participant and cancelled by the Company.

The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D-1 of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) and under any clawback policy of the Company implemented to comply with such requirements.

21.

Offsets: Any amounts the Company owes the Participant from time to time (including amounts owed to the Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Participant by the Company), may be offset, to the extent of the amounts the Participant owes the Company, provided that

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amounts owed to the Participant, which constitute “non-qualified deferred compensation” under Code Section 409A, shall only be offset to the extent allowed under Code Section 409A. Whether or not the Company elects to make any set-off for the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company. The Participant may be released from obligations under this Section 21 only if the Committee or an Authorized Officer determines in its sole discretion that such action is in the best interests of the Company.

22.	Assignability and Transfer: PSUs may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of prior to vesting, except as provided in the Plan.

23.

Recordkeeping and Authorization: By entering into and accepting receipt of this PSU award, the Participant (i) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company such information and data as the Company shall request in order to facilitate the grant of PSU awards and the administration of the Plan; (ii) waives any data privacy rights the Participant may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form.

24.

Other Plan Provisions: The [●] PSU was adopted under the Plan and is subject to all the provisions of the Plan, including those related to the ability of the Board of Directors to amend the Plan, the PSU or any awards thereunder. Nothing in this summary, the Overview, or the Plan shall confer upon the Participant any right of continued employment. Capitalized terms not defined herein shall have the meaning given such term in the Plan.

25.

Administration: The Plan and this PSU award shall be administered and interpreted by the Committee, as provided in the Plan. Any decision, interpretation or other action made or taken in good faith by the Committee or an appropriately designated proxy, arising out of or in connection with the Plan shall be final, binding and conclusive on the Company and all employees and their respective heirs, executors, administrators, successors and assigns. Determinations by the Committee or an appropriately designated proxy, including without limitation determinations of employee eligibility, the form, amount and timing of awards, the terms and provisions of awards, and the agreements evidencing awards, need not be uniform and may be made selectively among eligible employees who receive or are eligible to receive awards under the Plan, whether or not such eligible employees are similarly situated. The Committee may amend this PSU award to the extent provided in the Plan or this PSU award.

The Plan is hereby incorporated by reference. In the event of any conflict between the Plan and this PSU award, the provisions of the Plan shall control and this PSU award shall be deemed modified accordingly.

26.

Severability: The provisions of this PSU award are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

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27.

Section 409A: It is the Company’s intent that payments under these terms and conditions shall be exempt from with Section 409A of the Code (“Section 409A”) including, but not limited to, by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the PSUs fail to satisfy the requirements of the short-term deferral rule and are otherwise not exempt from, and determined to be “deferred compensation” subject to Section 409A, these terms and conditions governing the PSUs shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If, and only to the extent that, (i) the PSUs constitute “deferred compensation” within the meaning of Section 409A and (ii) the Participant is deemed to be a “specified employee” (as such term is defined in Section 409A and as determined by the Company), the payment of vested PSUs on account of the Participant’s termination of employment shall not be made until the first business day of the seventh month after the Participant’s “separation from service” (as such term is defined and used in Section 409A) with the Company, or if earlier, the date of the Participant’s death. Each payment or delivery under these terms and conditions will be treated as a separate payment or delivery for purposes of Section 409A. . The Company makes no guarantee of tax consequences attributable to a Participant’s participation or benefits under, this Plan, and shall not be liable for any income tax penalties, interest or other amounts assessed by any taxing authority for any reason.

These terms and conditions are subject to the provisions of the WK Kellogg Co 2023 Long-Term Incentive Plan document and any additional terms and conditions as determined by the Committee.

Date: [●]

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